Exhibit 99.1
Aether Holdings Acquires UCC Capital
Robert W. D’Loren named CEO of Aether
Acquisition creates platform for new intellectual property strategy
Baltimore, MD and New York, NY— June 7, 2006: Aether Holdings, Inc. (“Aether” or the “Company”) announced that it has acquired UCC Capital Corp. (“UCC”), an industry leader in providing strategic advice and structured finance solutions to intellectual property (“IP”) centric companies. This acquisition, which was completed yesterday, will provide Aether with an IP centric company acquisition platform. Robert W. D’Loren, formerly UCC’s President and CEO, has been named the new Chief Executive Officer of Aether and has been appointed to the Board of Directors. David Oros will continue as Chairman.
“We believe this transaction with UCC and Bob D’Loren, which resulted from our strategic work with Jefferies & Company, Inc., presents us with a unique opportunity to achieve our business objectives more quickly,” said Mr. Oros. “Bob is a pioneer in the IP arena, and we believe that the UCC team can create significant value for our shareholders,” Mr. Oros continued. “With the firm’s reputation and Bob’s personal achievements in this industry, it is truly exciting for Aether,” he concluded.
Mr. D’Loren noted, “We believe the recent changes caused by technology and globalization have created great opportunities in intermediating stage industries; that is, those industries that have fundamentally strong assets, but where the business model must be changed to unlock the cash flow potential of the IP.” He further stated, “While we will continue with UCC’s historical business, we will shift our focus to principal acquisition transactions where we can create value. I believe that with our team’s experience and expertise, and with a flexible operating structure that we call a Value Net Business Model, we can maintain a large and diverse portfolio of IP centric companies. This acquisition by Aether makes great sense, and our timing could not be better,” Mr. D’Loren offered in closing.
Under the terms of the transaction, Aether acquired all of the outstanding equity of UCC Capital and several affiliated companies for 2.5 million shares of Aether common stock. Aether also agreed to pay up to an additional 2.5 million shares, and up to $10 million in cash, if the new business achieves specified financial targets and the price of Aether’s common stock exceeds specified levels within five years. In addition, Mr. D’Loren has entered into a long-term employment arrangement with Aether that includes a combination of cash and equity bonus opportunities and a package of stock options and warrants.
Aether also said that it will continue operating its existing mortgage-backed securities (“MBS”) business. It will make a decision about the future of that business based upon a further assessment of the outlook for MBS market conditions and the progress of its new IP strategy. The UCC acquisition will not require the Company to sell any of its existing MBS investments.

The Company will move its headquarters to New York City where UCC is currently located. In addition, the Company has agreed to expand its board of directors to ten members inclusive of Mr. D’Loren, with two additional directors he will nominate. The additional directors are expected to be “independent” under applicable SEC and NASDAQ rules and have experience relevant to the new IP strategy.
Conference Call
The Company will host a conference call to discuss its new business strategy on June 8, 2006 at 8:30 a.m. EDT. Interested parties may access the call at www.aetherholdings.com or by telephone at (800) 210-9006 / (719) 457-2621. Please ask for confirmation code 3091664. Replay of this call will be available until July 7, 2006, by calling (888) 203-1112 / (719) 457-0820, access code 3091664.
About the Companies
Aether Holdings manages a portfolio of mortgage-backed securities through its wholly-owned subsidiary Aether Systems, Inc. Through the acquisition of UCC Capital, Aether plans to build a new business focused on the acquisition of a diversified portfolio of IP centric companies. Aether’s business objective is to become profitable and produce taxable earnings that will enable it to realize value, in the form of tax savings, from its significant accumulated tax loss carryforwards.
UCC Capital has been providing strategic advice and structured finance solutions to IP centric companies. UCC also has acted as a principal equity investor in companies with core assets in intellectual property in industries such as consumer branded products, franchising and media and entertainment. In addition, it has provided various investment banking services including strategic advisory, restructuring and mergers and acquisitions assignments. The firm stands for a reputation of knowledge, innovation, commitment and integrity in working with platform companies.
Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, anticipated benefits of the UCC acquisition, the Company’s ability to develop the business conducted historically by UCC and to acquire IP and IP centric businesses. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing the new IP strategy, (2) our MBS business continues to involve significant risks related primarily to changes in interest rates; (3) we may not be able to realize value from our accumulated tax loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both; (4) we may not be able to acquire IP or IP centric companies or finance or exploit them on terms that are acceptable to the Company, (5) we are likely to face substantial competition in seeking to acquire and market desirable IP and IP centric companies, and competitors may have substantially greater resources than we do, (6) as a result of continued negative market conditions for MBS, the value of our MBS may decline further and we may realize additional losses if we sell additional MBS and (7) other factors discussed in our filings with the Securities and Exchange Commission. The price targets for Aether common stock and the financial performance targets that must be achieved for the former UCC securityholders to receive the additional consideration under the earn-out arrangement included as part of the UCC acquisition are not a prediction of the future financial performance of Aether or Aether common stock. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information on this transaction please contact:
Media Relations:
Marjorie Klein
MKlein Communications
(203) 938-2553
mklein6@optonline.net
Investor Relations:
Steve Bass
Aether Holdings, Inc.
(443) 394-5029
investor_relations@aetherholdings.com
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